Exhibit 10.12

FIRST AMENDMENT TO CREDIT AGREEMENT AND WAIVER

This FIRST AMENDMENT TO CREDIT AGREEMENT AND WAIVER (this "Amendment"), dated as of February 5, 2020, is entered into by and between AXT, INC., a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

WHEREAS Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank, dated as of November 2, 2018 (as amended from time to time, the "Credit Agreement").  Each capitalized term used but not otherwise defined herein has the meaning ascribed thereto in the Credit Agreement.

WHEREAS Borrower has informed Bank that it has failed to maintain its financial condition as of September 30, 2019, pursuant to the terms of Section 4.9.(a) of the Credit Agreement, and that such failure has resulted in an Event of Default under to Section 6.1.(c) of the Credit Agreement (the “Profitability Default” and, together with all other Events of Default under the Credit Agreement resulting therefrom, the “Specified Defaults”).

WHEREAS, on and subject to the terms and conditions of this Agreement:  (a) Borrower has requested that Bank waive the Specified Defaults and agree to certain changes in the terms and conditions set forth in the Credit Agreement; and (b) Bank has agreed to Borrower's requests.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement and the other Loan Documents, as applicable, shall be amended and the parties hereto agree as follows, provided that nothing contained herein shall terminate any security interests, guaranties, subordination or other documents in favor of Bank, all of which shall remain in full force and effect unless otherwise expressly provided herein:

1.Borrower acknowledges that each of the Specified Defaults constitutes an Event of Default under the Credit Agreement.  Pursuant to the request of Borrower and subject to the terms and conditions of this Amendment, Bank hereby waives the Specified Defaults.  The limited waiver set forth in this Section 1 shall be limited precisely as written and shall not be deemed to constitute: (a) an amendment, consent or waiver of any other terms or conditions of the Credit Agreement or any other document related to the Credit Agreement; or (b) a consent to any future amendment, consent or waiver, whether of any subsequent breach of the same provisions or otherwise.  Except as expressly set forth in this Amendment, the Credit Agreement and each other document executed and delivered in connection with the Credit Agreement shall continue in full force and effect.

2.Section 1.1.(a) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(a)Line of Credit.  Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including November 30, 2020, not to exceed at any time the aggregate principal amount of Seven Million Dollars ($7,000,000.00) (“Line of Credit”), the proceeds of which shall be used for Borrower’s working capital requirements and other general corporate purposes.  Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of November 2, 2018 (as the same may be amended, supplemented and/or otherwise modified from time to time, the “Line of Credit Note”), all terms of which are incorporated herein by this reference.

3.Section 1.2.(c) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(c)Unused Commitment Fee.  Borrower shall pay to Bank a fee equal to three-eighths of one percent (0.375%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears on the fifteenth (15th) day of each fiscal quarter during the term hereof and on the maturity date hereof.

4.Section 2.1. of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

SECTION 2.1.LEGAL STATUS.  (a) Borrower is a corporation, duly organized and existing and in good standing under the laws of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower; and (b) no member of the Borrowing Group (as defined below) is a Sanctioned Target (as defined below) of economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes or restrictions and anti-terrorism laws imposed, administered or enforced from time to time by the United States of America, the United Nations Security Council, the European Union, the United Kingdom, any other governmental authority with jurisdiction over Borrower or any member of the Borrowing Group (collectively, “Sanctions”). As used herein, “Borrowing Group” means: (i) Borrower, (ii) any direct or indirect parent of Borrower, (iii) any affiliate or subsidiary of Borrower, (iv) any Third Party Obligor (as defined below), and (v) any officer, director or agent acting on behalf of any of the parties referred to in items (i) through and including (iv) with respect to the obligations hereunder, this Agreement or any of the other Loan Documents. “Sanctioned Target” means any target of Sanctions, including (i) persons on any list of targets identified or designated pursuant to any Sanctions, (ii) persons, countries, or territories that are the target of any territorial or country-based Sanctions program, (iii) persons that are a target of Sanctions due to their ownership or control by any Sanctioned Target(s), or (iv) persons otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

5.Section 2.5. of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

SECTION 2.5.CORRECTNESS OF FINANCIAL STATEMENT AND OTHER INFORMATION.  The annual financial statement of Borrower dated December 31, 2017, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied.  Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.  All information provided from time to time by Borrower or any Third Party Obligor to Bank for the purpose of enabling Bank to fulfill its regulatory and compliance requirements, standards and processes was complete and correct at the time such information was provided and, except as specifically identified to Bank in a subsequent writing, remains complete and correct today.

6.The following Section 2.12. is hereby added to the Credit Agreement immediately following Section 2.11.:

SECTION 2.12SANCTIONS, ANTI-MONEY LAUNDERING AND ANTI-CORRUPTION LAWS.  (a) each member of the Borrowing Group has instituted, maintains and complies with policies, procedures and controls reasonably designed to assure compliance with Anti-Money Laundering Laws and Anti-Corruption Laws (each as defined below), and Sanctions; and (b) to the best of Borrower’s knowledge, after due care and inquiry, no member of the Borrowing Group is under investigation for an alleged violation of any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws by a governmental authority that enforces such laws. As used herein:  “Anti-Corruption Laws” means: (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (ii) the U.K. Bribery Act 2010, as amended; and (iii) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which the Borrower or any member of the Borrowing Group is located or doing business. “Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which the Borrower or any member of the Borrowing Group is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

7.Section 4.4.(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(b)comply with, and cause Borrower’s Subsidiaries to comply with, the requirements of all laws, rules, regulations and orders, including all Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws, other than those referenced in Section 4.4(a), of any jurisdiction in which such entity is located or doing business, or otherwise is applicable to such entity, except to the extent that failure to so comply could not result in a Material Adverse Effect;

8.Section 4.9. of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

SECTION 4.9.FINANCIAL CONDITION.  Maintain the consolidated financial condition of Borrower and its Subsidiaries as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a) As presented in the Borrower’s Form 10-Ks and 10-Qs filed with the SEC):  (i) a net loss after taxes not greater than $2,200,000.00 for the fiscal quarter ending December 31, 2019, (ii) a net loss after taxes not greater than $2,300,000.00 for the fiscal quarter ending March 31, 2020, (iii) a net profit after taxes not less than $200,000.00 for the fiscal quarter ending June 30, 2020, and (iv) a net profit after taxes not less than $300,000.00 for the fiscal quarter ending September 30, 2020.

(b)Quick Ratio not less than 1.10 to 1.0 at each fiscal quarter end, with “Quick Ratio” defined as the aggregate of (i) cash and cash equivalents, short-term investments and long-term investments of cash (as detailed in Borrower’s Form 10-Ks and 10-Qs filed with the SEC), of which at least Seven Million Dollars ($7,000,000.00) is unrestricted cash held in Borrower’s U.S. operating and investment accounts, plus accounts receivable billed or invoiced from the United States to account debtors worldwide; divided by the sum of (ii) total current liabilities plus, without duplication, the outstanding balance remaining under the Line of Credit, plus, without duplication, the outstanding balance remaining under that certain promissory note from Borrower’s subsidiary Beijing Tongmei Xtal Technology Co., Ltd. to Industrial and Commercial Bank of China in the original principal amount of Fifty Million Renminbi (¥50,000,000.00) (“the ICBC Debt”), plus, without duplication, the outstanding balance remaining under the Specified ChaoYang Debt (as hereinafter defined).

9.Section 4.10. of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

SECTION 4.10.NOTICE TO BANK.  Promptly (but in no event more than five (5) days after the occurrence of each such event or matter and in no event more than one (1) business day after the occurrence of each such event or matter described below with respect to Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws) give written notice to Bank in reasonable detail of:  (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower, including, by illustration, merger, conversion or division; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property; or (e) any breach of any covenant contained herein related to Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws the Borrower’s inability to make the representations and warranties contained herein related to Sanctions, Anti-Money

Laundering Laws, and Anti-Corruption Laws on any date, or the failure of any representations and warranties contained herein related to Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws to be true and correct in all respects on or as of any date.

10.Section 5.1. of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

SECTION 5.1.USE OF FUNDS. SOURCES OF REPAYMENT AND COLLATERAL.

(a)Use, or permit any member of the Borrowing Group to use, any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof, or directly or indirectly use any such proceeds to fund, finance or facilitate any activities, business or transactions: (i) that are prohibited by Sanctions; (ii) that would be prohibited by Sanctions if conducted by Bank or any of Bank’s affiliates; or (iii) that would be prohibited by any Anti-Money Laundering Laws or Anti-Corruption Laws.

(b)Fund any repayment of the obligations hereunder or under any other Loan Document with proceeds, or provide any property as collateral for any such obligations, or permit any third party to provide any property as collateral for any such obligations, that is directly or indirectly derived from any transaction or activity that is prohibited by any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws, or that could otherwise cause Bank or any of Bank’s affiliates to be in violation of any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws.

11.Section 5.2. of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

SECTION 5.2.CAPITAL EXPENDITURES.  Make any additional investment in fixed assets:  (a) in the fiscal quarter ending December 31, 2018, in excess of an aggregate of Thirty-Two Million Dollars ($32,000,000.00); (b) in the fiscal year 2019, in excess of an aggregate of Ten Million Dollars ($10,000,000.00); provided that any unused amounts in the fiscal quarter ending December 31, 2018 under this provision may be carried over and utilized in fiscal year 2019; or (c) in fiscal year 2020, in excess of an aggregate of Twenty-Five Million Dollars ($25,000,000.00).

12.Section 5.4. of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

SECTION 5.4.OTHER INDEBTEDNESS.  Create, incur, assume or permit to exist any indebtedness for borrowed money or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank; (b) purchase money indebtedness incurred in connection with the purchase of equipment in an aggregate amount incurred after the date of this Agreement not in excess of One Million Dollars ($1,000,000.00); (c) indebtedness consisting of loans or advances permitted pursuant to Sections 5.7(b), (c), (d), and (f) hereto; (d) the ICBC Debt existing as of the date hereof in an amount not to exceed Eight Million Dollars ($8,000,000.00); and (e) indebtedness, in an aggregate original principal amount not to exceed Twelve Million Dollars ($12,000,000.00), incurred by Borrower’s subsidiary ChaoYang Tongmei Xtal Technology in 2020 but only to the extent such indebtedness is incurred and evidenced by documentation in form and substance satisfactory to Bank (the “Specified ChaoYang Debt”).

13.Section 6.1.(c) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(c)Any default in the performance of or compliance with: (1) any collateral value requirement set forth herein or in any other Loan Document; (2) any negative covenant set forth in Article V hereof; (3) any affirmative covenant set forth in Article IV hereof requiring the delivery of financial statements and other information to Bank; (4) any obligation, agreement or other provision contained herein or in any other Loan Document related to Sanctions, Anti-Money Laundering Laws, or Anti-Corruption Laws; or (5) any obligation, agreement or other provision contained herein or in any other Loan Document (other than those defaults specifically described as constituting an “Event of Default” under any other subsection of this Section 6.1.), and with respect to such default(s) that by their nature can be cured (excluding any defaults specifically described as constituting an “Event of Default” under any other subsection of this Section 6.1., none of which shall be subject to a cure period), such default shall continue for a period of twenty (20) days from its occurrence.

14.The effective date of this Amendment shall be the date that all of the following conditions set forth in this Section have been satisfied, as determined by Bank and evidenced by Bank’s system of record.  Notwithstanding the occurrence of the effective date of this Amendment, Bank shall not be obligated to extend credit under this Amendment or any other Loan Document until all conditions to each extension of credit set forth in the Credit Agreement have been fulfilled to Bank's satisfaction.

(a)Approval of Bank Counsel.  All legal matters incidental to the effectiveness of this Amendment shall be satisfactory to Bank's counsel.

(b)Documentation.  Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed by all parties:

(i)	This Amendment.
(ii)	First Modification to Revolving Line of Credit Note.
(iii)	Such other documents as Bank may require under any other Section of this Amendment.

(c)Regulatory and Compliance Requirements.  All regulatory and compliance requirements, standards and processes shall be completed to the satisfaction of Bank.

15.The promissory notes or other instruments or documents executed in connection with the credit(s) subject to the Credit Agreement may calculate interest at a rate equal to the sum of an index rate of interest plus a margin rate of interest.  In the event any index rate of interest would be less than zero percent (0.0%), then the index rate of interest shall be deemed to be zero percent (0.0%) and the applicable promissory note or other instrument or document shall bear interest at a rate equal to the margin rate of interest.

16.Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification.  All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment.  This Amendment and the Credit Agreement shall be read together, as one document.  This Amendment is a Loan Document.

17.Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default, other than the Specified Defaults, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

18.Borrower hereby covenants that Borrower shall provide to Bank from time to time such other information as Bank may request for the purpose of enabling Bank to fulfill its regulatory and compliance requirements, standards and processes.  Borrower hereby represents and warrants to Bank that all information provided from time to time by Borrower or any Third Party Obligor to Bank for the purpose of enabling Bank to fulfill its regulatory and compliance requirements, standards and processes was complete and correct at the time such information was provided and, except as specifically identified to Bank in a subsequent writing, remains complete and correct today, and shall be complete and correct at each time Borrower is required to reaffirm the representations and warranties set forth in the Credit Agreement.

19.In consideration of the benefits provided to Borrower under the terms and provisions hereof, Borrower hereby agrees as follows ("General Release"):

(a)Borrower, for itself and on behalf of its successors and assigns, does hereby release, acquit and forever discharge Bank, all of Bank's predecessors in interest, and all of Bank's past and present officers, directors, attorneys, affiliates, employees and agents, of and from any and all claims, demands, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or of any relationship, acts, omissions, misfeasance, malfeasance, causes of action, defenses, offsets, debts, sums of money, accounts, compensation, contracts, controversies, promises, damages, costs, losses and expenses, of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, each as though fully set forth herein at length (each, a "Released Claim" and collectively, the "Released Claims"), that Borrower now has or may acquire as of the later of:  (i) the date this Amendment becomes effective through the satisfaction (or waiver by Bank) of all conditions hereto; or (ii) the date that Borrower has executed and delivered this Amendment to Bank (hereafter, the "Release Date"), including without limitation, those Released Claims in any way arising out of, connected with or related to any and all prior credit accommodations, if any, provided by Bank, or any of Bank's predecessors in interest, to Borrower, and any agreements, notes or documents of any kind related thereto or the transactions contemplated thereby or hereby, or any other agreement or document referred to herein or therein.

(b)Borrower hereby acknowledges, represents and warrants to Bank as follows:

(i)Borrower understands the meaning and effect of Section 1542 of the California Civil Code which provides:

Section 1542.  CERTAIN CLAIMS NOT AFFECTED BY GENERAL RELEASE.  A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

(ii)With regard to Section 1542 of the California Civil Code, Borrower agrees to assume the risk of any and all unknown, unanticipated or misunderstood defenses and Released Claims which are released by the provisions of this General Release in favor of Bank, and Borrower hereby waives and releases all rights and benefits which it might otherwise have under Section 1542 of the California Civil Code with regard to the release of such unknown, unanticipated or misunderstood defenses and Released Claims.

(c)Each person signing below on behalf of Borrower acknowledges that he or she has read each of the provisions of this General Release.  Each such person fully understands that this General Release has important legal consequences and each such person realizes that they are releasing any and all Released Claims that Borrower may have as of the Release Date.  Borrower hereby acknowledges that it has had an opportunity to obtain a lawyer's advice concerning the legal consequences of each of the provisions of this General Release.

(d)Borrower hereby specifically acknowledges and agrees that:  (i) none of the provisions of this General Release shall be construed as or constitute an admission of any liability on the part of Bank; (ii) the provisions of this General Release shall constitute an absolute bar to any Released Claim of any kind, whether any such Released Claim is based on contract, tort, warranty, mistake or any other theory, whether legal, statutory or equitable; and (iii) any attempt to assert a Released Claim barred by the provisions of this General Release shall subject Borrower to the provisions of applicable law setting forth the remedies for the bringing of groundless, frivolous or baseless claims or causes of action.

20.This Amendment shall be governed by and interpreted in accordance with the laws of the State California, except if preempted by Federal law.  In any action brought or arising out of this Agreement, Borrower hereby consents to the jurisdiction of any Federal or State Court having proper venue within the City and County of San Francisco, California and also consents to the service of process by any means authorized by California or Federal law.  The headings used in this Amendment are for convenience only and shall be disregarded in interpreting the substantive provisions of this Amendment.  Time is of the essence of each term of the Loan Documents, including this Amendment.  If any provision of this Amendment or any of the Loan Documents shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that portion shall be deemed severed therefrom, and the remaining parts shall remain in full force as though the invalid, illegal or unenforceable portion had never been a part thereof.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Amendment to be effective as of the effective date set forth herein.

AXT, INC. By:/s/ Morris S. Young Name:Morris S. Young Title:Chief Executive Officer	WELLS FARGO BANK, NATIONAL ASSOCIATION By:/s/ Victor Choi Name:Victor Choi Title:Vice President